Exhibit (p)(12)

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1.	A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

The Code has been adopted in compliance with the requirements of Rule 204A-1 of the Advisers Act, Rule 17j-1 under the (“1940 Act”), and other applicable state and federal regulations (collectively the “Securities Laws”).

Rule 17j-1 under the 1940 Act requires each investment Adviser to a registered investment company (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the Adviser and its Employees from:

●	Employing any device, scheme or artifice to defraud the RIC;

●	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

●	Engaging in any manipulative practice with respect to the RIC.

●	As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:

○	Describes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and

○	Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

Risks

In developing these policies and procedures, HAM considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and HAM, owe to Clients;

●	Employees and/or HAM fail to identify and comply with all applicable Federal Securities Laws;

●	Access Persons do not report personal Securities transactions;

●	Access Persons trade personal accounts ahead of recommendations to Clients or prior to providing recommendations to model portfolio or index subscribers;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	HAM does not provide its Code of Ethics and any amendments to all Employees;

●	Employees do not understand the potential Conflicts of Interest;

●	HAM Employees may obtain access to market moving research ideas before the ideas are disseminated broadly;

●	HAM Employees may possess information regarding recommendations before the recommendations are made to Clients or provided to model portfolio or index subscribers; and

●	HAM does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

HAM has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, HAM and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the or this “Code”). All questions regarding the Code should be directed to the CCO or a member of the Compliance Department. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) HAM to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting HAM’s services, and engaging in other professional activities.

HAM expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, HAM must act in its Clients’ best interests. Notify the CCO or a member of the Compliance Department, promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about HAM’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by HAM or its Employees could have severe negative consequences for HAM, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will work directly with the CIO on the matter. Any problems identified during the review, may be further escalated to the President, and will be addressed in ways that reflect HAM’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor or to senior executives, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), demotion or loss of responsibilities; loss or forfeiture of bonuses or incentive compensation; making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself.4 All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with HAM to make any such reports or disclosures and do not need to notify HAM that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

[4]	Acts or actions by the CCO which may give rise to investigation as a violation shall be referred to the Company’s President.

Distribution of the Code and Acknowledgement of Receipt

HAM will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with HAM’s policies and procedures described in this Manual, including this Code of Ethics.

Acknowledgement Reporting Procedure

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by HAM’s Compliance Manual, which includes HAM’s Code of Ethics. I understand that any questions about HAM’s Manual (including the Code) should be directed to the CCO.

Personal Securities Transactions

Application

For purposes of this Personal Securities Transactions section, the term “Access Person” includes: (1) any Employee who (a) has access to nonpublic information regarding the investment recommendations made to Clients or provided to model portfolio or index subscribers, (b) who is involved in making securities recommendations to Clients or providing model portfolios or indices to subscribers; and (2) any other person subject to the Company’s Compliance Manual and so designated by the CCO by notice to such person due to the nature of their access to certain non-public information.

Not all Employees may be an Access Person subject to the Personal Securities Transaction Section of this Code.

Any Access Person who trades in or for their personal benefit (i.e. personal trading or “PA” trading) should execute trades in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee personal trades must not be timed to precede orders placed for any Client, nor should personal trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Personal Trading Policy Summary

Prohibited Securities – Asset Management Professionals

Generally, and subject to certain exceptions defined more fully below, Access Persons deemed to be involved in the asset management of a specific Fund, may not engage in self-directed personal trading in the equities issued by publicly-traded companies (i.e. stocks) considered for the Fund5 or equities issued by publicly-traded companies held by the Fund, including options thereon (collectively “Prohibited Securities”). Access Persons may only dispose of Prohibited Securities held in their respective personal trading accounts within five (5) days of commencing employment with HAM or with prior approval from the CCO (see Pre-Clearance Procedures section below).

[5]	The HAM Compliance Department will maintain a document defining the Portfolio Manager’s definition as to the universe of investible securities considered for that Fund and apply such to Access Persons involved in such Fund.

Non-Prohibited Securities Transactions – Single Issuer Equities (i.e. Stocks)

Generally, Access Persons are permitted to transact in equities issued by publicly-traded companies (i.e. stocks) not held in, or considered for, a Fund for which the Access Person is involved in the asset management, provided the Access Person obtains pre-clearance in writing from the Compliance Department (see Pre-Clearance Procedures section below). Generally, Access Persons who purchase equities issued by publicly-traded companies under this section approved by the Compliance Department will be required to hold such equities for a minimum of thirty (30) days.

Mutual Funds and Exchange Traded Funds – Non-HAM Managed

Access Persons may purchase and sell open-end mutual funds and open-ended, broad-based exchange traded funds (“ETFs”) not managed by the Adviser, without pre-clearance in reported accounts. However, transactions in ETFs are subject to this Policy’s Transaction Reporting Requirements (see Transaction Reporting Requirements section below) ((i.e. such transactions must be included in quarterly transaction reports).

HAM Managed Mutual Funds and ETFs

Mutual Funds and ETFs managed by HAM6 (collectively “HAM Managed Funds”) must be pre-cleared (see Pre-Clearance Procedures section below). Generally, Access Persons who purchase HAM Managed Funds under this section approved by the Compliance Department will be required to hold such equities for a minimum of thirty (30) days.

Private Placements and Private Offerings

Access Persons may also participate in limited offerings such as hedge funds, private equity funds, or other types of private offerings, subject to the Pre-Clearance and/or Reporting Requirements sections stated below. Generally, accounts in which an Access Person does have or maintain the authority to self-direct the sale or purchase of Prohibited Securities are exempt from the reporting requirement (e.g. Automatic Transaction Accounts such as 401(k), 529(b), 503(b), equity compensation plans and Dividend Reinvestment Accounts). Generally, Access Persons who make investments under this section approved by the Compliance Department will be required to hold such investments for a minimum of thirty (30) days.

[6]	Including ETFs based on HAM managed indices.

Illustrative Summary

Type of Security	Pre-Clearance Required	Subject to Reporting Requirement	Subject to Holding Period	Short Sale Profit Prohibited
Most ETFs[7] & Options thereon	No	Yes	No	No
Mutual Funds (not HAM Managed)	No	Yes[8]	No	No
HAM Managed Funds (ETFs and Mutual Funds)	Yes	Yes	30 Days	All Shorting Prohibited
Funds Relating to HAM Managed Indices	Yes	Yes	30 Days	All Shorting Prohibited
U.S. Government Securities	No	No	No	N/A
Money Market Instruments	No	No	No	N/A
Digital Currencies	No	No	No	No
IPOs	Yes	Yes	30 Days	Yes
Private Placements	Yes	Yes	30 Days	Yes
Public-Traded individual equities (i.e. stocks), options and bonds thereof not considered for Fund or Model Portfolio	Yes	Yes	30 Days	Yes
Public-Traded individual equities (i.e. stocks), options and bonds thereof considered for Fund or Model Portfolio (Applies only to Access Persons in relation to the Funds for which they are involved in the asset management)	Prohibited unless meeting De Minimis exception or other qualified exception (see below)	Yes	N/A trading prohibited absent exception	Yes

De Minimis Exception

Notwithstanding the above-noted restrictions, personal trading by Access Persons may be exempted where the purchases and sales do not exceed the lesser of either: (1) 0.1% of the Fund’s total assets under management (“AUM”) at the time of purchase or sale; or (2) $25,000, provided issuer’s market capitalization exceeds $5bn at the time of purchase or sale (“De Minimis Transaction”). Such De Minimis Transactions are subject to a thirty (30) day holding period and a blackout period of either: (1) seven (7) days after a transaction in the Fund for personal transactions in the same security; or (2) seven (7) days after a personal transaction for a transaction for the Fund in the same equity.

[7]	Specifically, ETFs that are both open-ended and broad-based (i.e. composed of multiple equities with requirements on the individual and collective weighting of constituent equities). This does not include, and preclearance is required for, close-ended ETFs (“CETFs”) and ETFs composed of a single stock, either exclusively or in any combination with the following: derivatives of that same stock, futures of that same stock; and cash.
[8]	Transactions in Mutual Funds not managed by HAM are not per se reportable, but are expected to be included in provided statements to the extent Reporting-Exempt Securities transactions occur in accounts for which reporting by Access Persons is required, such transactions must be reported.

Personal Securities Transactions meeting the De Minimis Transaction requirements are still subject to pre-clearance requirements, and whether an exception is granted is in the CCO’s sole discretion.

Other Exceptions

Additionally, personal trading by Access Persons may qualify for an exception due a reasonable need for liquidity by the requester, stop-loss, or any other rationale as deemed appropriate within the sole discretion of the CCO and subject to pre-clearance.

Accounts Covered by the Policies and Procedures

HAM’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees or Access Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally by the Access Person or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts (i.e. releases management to authority to a fiduciary such an unaffiliated investment adviser), or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts because the existence of separate finances and/or economic independence without influence. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

HAM requires Access Persons to provide quarterly reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following list of Reporting-Exempt Accounts & Securities:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by mutual funds registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by HAM or an affiliate; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by HAM or an affiliate.

●	Shares issued by the employer of an Access Persons or their immediate family (as defined above). Note holding employer-issued shares of equity in a publicly traded company may create conflicts of interest disclosure obligations. See Conflicts of Interest section of this Code.

Pre-clearance Procedures

Access Persons wishing to pre-clear a transaction, whether a Prohibited Security, a HAM Managed Fund, or otherwise required to be pre-cleared, must have written clearance before completing the transactions. Request shall be submitted to compliance@hedgeyeam.com. Access Persons must wait for written confirmation that their request has been approved before effectuating the transaction. Approvals are good for seven (7) days from the date that permission is granted, unless revoked earlier in writing.

HAM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of HAM’s pre-clearance procedures.

HAM’s CCO will maintain a Restricted List of Securities with the assistance of investment management personnel that HAM is actively evaluating for purchase or sale in Client accounts, or about which HAM might have received Material Nonpublic Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List.

Reporting

HAM must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the brokerage statement of the account in which the transaction occurred. Each reported transaction and holding must contain, at a minimum, the following information:

●	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

●	The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.

●	The date the Access Person submits the report.

Each quarter, Access Persons must report/confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

To assist in the monitoring of employee trading, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO, or provide the same directly to the CCO, on at least a quarterly basis.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan (529 college savings plans; 401(k), 503(b), Dividend Reinvestment Accounts or employer compensation equity plans), provided the Access Person cannot effectuate transactions in securities non-exempt from the reporting requirement within such account;

●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis or held in a blind or managed Trust;

●	Accounts established for the sole purpose of holding shares of an issuer with whom an Access Person or an immediate family member of an Access Person holds or had held employment with the issuer and the shares were issued as part of the account holder’s compensation as an employee of issuer; or

●	Accounts in the name of immediate family members living in the same household who are of the age of majority and are economically independent.

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception from the reporting requirement. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to HAM’s Code, absent reliance on the reporting exception. Employees or Access Persons who claim they have no direct or indirect influence or control over an account may also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception may be conditioned on HAM’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Personal Trading and Holdings Reviews

HAM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing;

●	Trading opposite of recommendations made for Clients or provided to model portfolio or index subscribers;

●	Trading ahead of recommendations made for Clients or provided to model portfolio or index subscribers and

●	Trading that appears to be based on Material Nonpublic Information (“MNPI”).

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with recommendations made to Clients or provided to model portfolio or index subscribers as necessary. Upon review of the report, the CCO will sign-off and date each report quarterly and will prepare a written memorandum of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO, which may include consultation with the Company’s CIO and/or President, as necessary and appropriate, with such actions potentially resulting in sanctions, reprimand, additional trainings, fines, forced trade unwinds, demotion, loss of trading rights, terminating employment for cause, and/or a combination of the foregoing.

The President will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures and will initial and date each report received.

Inter-Company Firewall Policy & Procedure

To reduce the risk of HAM Employees coming into possession of HRM work product relating to potentially market moving unpublished or pre-published research or trade signals or the proprietary and confidential inner workings of HRM predictive models that would allow HAM to front-run HRM market research, HRM and HAM have designed this inter-company information and firewall policy and procedure.

●	HAM’s CIO, Portfolio Managers and other investment professionals shall not be granted access to HRM network folders or files that contain HRM proprietary financial models, predictive models or unpublished research work product;

●	HAM and HRM Microsoft files and folders are managed by BetterITS, a third-party information and technology vendor;

●	Access to HRM OneDrive folders will not be granted to HAM’s CIO, Portfolio Managers or investment professionals without the written approval of both:

○	HAM and HRM’s CCO; and

○	HRM’s President.

●	Access to HAM’s OneDrive folders will not be granted to HRM employees responsible for publishing investment research or trade signals without the written approval of both:

○	HAM’s CIO; and

○	HAM’s CCO.

At all times, records of which Microsoft OneDrive files and folders HAM’s CIO, Portfolio Managers and other investment professionals have access to will be recorded and readily retrievable.

It may be appropriate for HAM to grant access to certain of its files to HRM employees, and HRM to grant access to certain files to HAM employees for the execution of administrative functions, such as compliance, human resources, governance and management and other appropriate instances that do not materially compromise the purpose of this Policy. The CCO shall be responsible for considering the risk associated with the granting of any such access.

HAM’s CIO, Portfolio Managers and investment professionals will not be provided regular working stations within the immediate proximity of HRM employees responsible for publishing research, but rather will either: (1) work remotely; (2) be provided a working stations not located within the immediate area designated for HRM employees responsible for publishing research; or (3) otherwise provided working accommodations at the office in consultation with HAM’s CCO. Notwithstanding the foregoing, nothing in this Policy shall be construed to: (x) prohibit HAM and HRM personnel from having regularly occurring in-person, telephonic or electronic communication; or (y) other reasonable and appropriate business and social interactions provided (z) no such interactions provide HAM’s CIO, Portfolio Managers or other investment professional with access to pre-published research ideas or tips regarding the same.

Disclosure of the Code of Ethics

HAM will describe its Code of Ethics to its Clients and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for HAM’s Code of Ethics should be directed to the CCO or a member of the Company’s Compliance Department.

Exempt Accounts Certification

Dear Anthony,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “Access Person” of Hedgeye Asset Management, LLC (“HAM”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to HAM. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

●	I have no direct or indirect influence or control over the Accounts;

●	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

●	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of HAM’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

●	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;

●	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date: